Exhibit 99.1

Date:	July 15, 2005
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Second Quarter Earnings for 2005

LOS ALAMOS, N.M., July 15, 2005 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the second quarter of 2005.

Unaudited net income for the second quarter of 2005 totaled $2.441 million or $0.36 diluted earnings per share, compared to $3.359 million or $0.49 diluted earnings per share for the same period in 2004, a decrease of $918 thousand in net income and a decrease of $0.13 in diluted earnings per share.  This decrease in net income was primarily due to an increase in non-interest expenses of $2.843 million, which was partially offset by an increase in net interest income of $1.330 million.  The increase in non-interest expenses was mainly due to a decrease in the value of mortgage servicing rights due to lower interest rates in 2005 compared to 2004.  The increase in net interest income was mainly due to growth in interest-earning assets.  Non-interest income also decreased $157 thousand and provision for loan losses increased $225 thousand.  Income tax expenses decreased $977 thousand due lower pre-tax income.

Unaudited net income for the six months ending June 30, 2005 totaled $4.809 million or $0.71 diluted earnings per share, compared to $5.809 million or $0.85 diluted earnings per share for the same period in 2004, a decrease of $1.000 million in net income and a decrease of $0.14 in diluted earnings per share.  This decrease in net income was primarily due to an increase in non-interest expenses of $2.972 million and a decrease in non-interest income of $1.114 million, which was partially offset by an increase in net interest income of $2.242 million.  The increase in non-interest expenses was mainly due to a decrease in the value of mortgage servicing rights due to lower interest rates in 2005 compared to 2004.  The increase in net interest income was mainly due to growth in interest-earning assets.  Provision for loan losses also increased $150 thousand.  Income tax expenses decreased $994 thousand due to lower pre-tax income.

Trinity experienced strong loan growth of $100.3 million during the first six months of 2005.  This growth was mainly in commercial real estate and construction loans.  This was accompanied by strong deposit growth of $90.2 million.  A significant source of deposit growth has been the new office located in downtown Santa Fe, which has grown $35.3 million in total deposits in the first six months of 2005 and $58.9 million in total deposits since opening in August 2004.  Trinity’s unaudited total assets grew by $91.3 million and were $1.172 billion at June 30, 2005.

Trinity is a bank holding company with $1.172 billion in total assets and has 287 employees.  LANB is currently in its 43rd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe.  LANB also operates a network of 27 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.